Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated June 25, 2015, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of ABCO Energy, Inc. which is incorporated herein by reference to this Post-Effective Amendment No. 1 to Registration Statement on Form S-8.

/s/RBSM LLP
Henderson, Nevada
October 5, 2016